SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                                (Amendment No. 1)

                               PHARMANETICS, INC.
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                                (Name of Issuer)

                                  COMMON STOCK
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                         (Title of Class of Securities)

                                    71713J107
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                                 (CUSIP Number)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [ ] Rule 13d-1(b)

          [X] Rule 13d-1(c)

          [ ] Rule 13d-1(d)

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO. 71713J107                    13G                          Page 2 of 5
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    1) Names of Reporting Persons/ I.R.S. Identification Nos. of Above
       Persons (Entities Only)

                             Joseph H. Sherrill Jr.
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    2) Check the Appropriate Box if a Member of a Group (See Instructions)(a)/_/
                                                                          (b)/_/
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    3) SEC Use Only

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    4) Citizenship or Place of Organization

                                      U.S.
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          Number of        (5) Sole Voting Power
            Shares                  437,637
         Beneficially      (6) Shared Voting Power
           Owned by                 30,960
             Each          (7) Sole Dispositive Power
          Reporting                 437,637
            Person
             With          (8) Shared Dispositive Power
                                    30,960
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    9) Aggregate Amount Beneficially Owned by Each Reporting Person

                                     468,597
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   10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares /_/
         (See Instructions)

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   11) Percent of Class Represented by Amount in Row (9)
                                      6.26%
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   12) Type of Reporting Person (See Instructions)
                                       IN
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CUSIP NO. 71713J107                    13G                          Page 3 of 5
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  Item 1(a).  Name of Issuer:

                   PHARMANETICS, INC.

  Item 1(b).  Address of Issuer's Principal Executive Offices:

                   5301 Departure Drive
                    Raleigh, NC 27616

  Item 2(a).  Name of Person Filing:

                   Joseph H. Sherrill, Jr.

  Item 2(b).  Address of Principal Business Office or, if none, Residence:

                   1510 Stickney Point Road
                     Sarasota, FL 34231

  Item 2(c).  Citizenship:

                   U.S.

  Item 2(d).  Title of Class of Securities:

                   Common Stock

  Item 2(e).  CUSIP Number:

                   7173J107

  Item 3.  If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or
           (c), check whether the filing person is a:

           (a)  [   ]  Broker or Dealer registered under Section 15 of the
                        Exchange Act;
           (b)  [   ]  Bank as defined in Section 3(a)(6) of the Exchange Act;
           (c)  [   ]  Insurance company as defined in Section 3(a)(19) of the
                        Exchange Act;
           (d)  [   ]  Investment company registered under Section 8 of the
                        Investment Company Act;
           (e)  [   ]  An investment adviser in accordance with Rule 13d-1(b)(1)
                        (ii)(E);
           (f)  [   ]  An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
           (g)  [   ]  A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
           (h)  [   ]  A savings association as defined in Section 3(b) of the
                        Federal Deposit Insurance Act;

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CUSIP NO. 71713J107                    13G                          Page 4 of 5
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           (i)  [   ]  A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the
                        Investment Company Act;
           (j)  [   ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

  Item 4.  Ownership:

           Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

           (a)  Amount Beneficially Owned:
                                              468,597
           (b)  Percent of Class:
                                                6.26%
           (c)  Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote:
                                     437,637
                  (ii)  shared power to vote or to direct the vote:
                                     30,960
                  (iii) sole power to dispose or to direct the disposition of:
                                     437,637
                  (iv)  shared power to dispose or to direct the disposition of:
                                     30,960

  Item 5.  Ownership of Five Percent or Less of a Class:
                                 Not applicable

  Item 6.  Ownership of More than Five Percent on Behalf of Another Person:
                                 Not applicable

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
           Company:
                                 Not applicable

  Item 8.  Identification and Classification of Members of the Group:
                                 Not applicable

  Item 9.  Notice of Dissolution of Group:
                                 Not applicable

  Item 10. Certification:
           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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CUSIP NO. 71713J107                    13G                          Page 5 of 5
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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  January 14, 2000


                                       /s/ JOSEPH H. SHERRILL, JR.
                                       ---------------------------
                                       Joseph H. Sherrill, Jr.